Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of May 27, 2008 (“Effective Date”) by and between FLO Corporation (“Company”) and William M. Lutz (“Executive”).

The parties agree as follows:

1. Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Executive is employed as President and Chief Financial Officer and shall have the duties and responsibilities assigned by Company’s Chief Executive Officer (the “CEO”) both upon the Effective Date and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion, provided that the duties assigned are consistent with the position of a senior executive and that Executive continues to report to the CEO.

2.2 Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company.

2.3 Work Location. Executive’s principal place of work shall be in Columbia, Missouri or such other location as the parties may agree upon from time to time.

3. At-Will Employment Relationship. Executive’s employment with Company is at-will and not for any specified period and may be terminated, with or without cause, by either Executive or Company, except as otherwise specified in Section 6.2 below. No representative of Company, other than an authorized representative, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and a designated representative of Company’s Board of Directors (the “Board”). Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4. Compensation.

4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of One Hundred and Ninety Thousand Dollars ($190,000.00) per year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination.

4.2 Incentive Compensation. Executive will be eligible to receive annual incentive compensation in accordance with Company’s management incentive plan, should Company adopt such a plan. If no such plan is adopted, Executive will be eligible to receive an annual discretionary performance bonus of up to fifty percent (50%) of Executive’s Base Salary upon the achievement of targeted goals and objectives agreed on by Executive and Company.

4.3 Performance and Salary Review. Company will periodically review Executive’s performance on no less than an annual basis. Adjustments to Executive’s salary or other compensation, if any, will be made by Company in its sole and absolute discretion.

5. Fringe Benefits. Executive will be eligible for all customary fringe benefits generally available to executive employees of Company subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6. Expense Reimbursement.

6.1 Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

6.2 Automobile Allowance. Executive will receive an automobile allowance of $500 per month, net of applicable deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, which amount shall be used to reimburse Executive for any and all business usage of Executive’s automobile, including lease or loan payments, maintenance, insurance, license fees, taxes and other related expenses (not including fuel costs) associated with ownership of the vehicle.

6.3 Relocation Expenses. Executive will be reimbursed as set forth below for relocation and related expenses that have been pre-approved by Company in writing if Company requests Executive to relocate from Executive’s current residence in Columbia, Missouri:

(a) 100% of Executive’s moving expenses to relocate from Executive’s current residence in Missouri, with such reimbursement not to exceed $50,000.00;

(b) 50% of Executive’s real estate commissions incurred in connection with the sale of Executive’s current residence in Columbia, Missouri if such relocation is not in connection with or within twelve (12) months after a Change in Control (as that term is defined in subsection 7.5(e) below), with such reimbursement not to exceed $40,000.00; and

(c) 100% of Executive’s real estate commissions incurred in connection with the sale of Executive’s current residence in Columbia, Missouri if such relocation is in connection with or within twelve (12) months after a Change in Control, with such reimbursement not to exceed $80,000.00.

7. Termination of Executive’s Employment.

7.1 Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company; (b) Executive’s material breach of this Agreement or Company’s Employee Nondisclosure and Assignment Agreement; (c) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) Executive’s willful neglect of duties as determined in the sole and exclusive discretion of Company; (e) Executive’s failure to perform the essential functions of Executive’s position, with or without reasonable accommodation, due to a mental or physical disability; or (f) Executive’s death. In the event Executive’s employment is terminated in accordance with this subsection 7.1, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination, and any amounts earned and payable pursuant to Sections 5 and 6, including any accrued but unused vacation (collectively “Standard Entitlements”). All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Package described in subsection 7.2 below.

7.2 Termination Without Cause by Company/Severance. Company may terminate Executive’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Executive. In the event of such termination and contingent on the satisfaction of the “Severance Conditions” outlined in subsection 7.6 below, Executive will receive the Standard Entitlements and a “Severance Package” that shall include the following: (a) a “Severance Payment” equivalent to nine (9) months of Executive’s Base Salary then in effect on the date of termination, less required deductions, payable in lump sum on the first company payday following the satisfaction of the Severance Conditions; (b) payment of the premiums required to continue Executive’s group health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) for a period of nine (9) months following the date of termination, provided Executive elects to continue and remains eligible for such benefits and does not become eligible for health coverage through another employer during this period; (c) the right to retain Executive’s laptop computer and Blackberry or other PDA used by Executive, if any, as of the date of termination, provided that Executive first delivers such device(s) to the Company for removal of all Company proprietary information; and (d) 100% acceleration as of the termination date of all of the then-unvested shares subject to stock options for Company’s capital stock held by Executive at the time of such termination or resignation for Good Reason. All other Company obligations to Executive will be automatically terminated and completely extinguished.

7.3 Voluntary Resignation by Executive for Good Reason/Severance. Executive may voluntarily resign Executive’s position with Company for “Good Reason” (as defined below), at any time on thirty (30) days’ advance written notice. In the event of Executive’s resignation for Good Reason, Executive will be entitled to receive the Standard Entitlements and the Severance Package described in subsection 7.2 above, provided Executive complies with the Severance Conditions described in subsection 7.6 below. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will be deemed to have resigned for Good Reason if he resigns within ninety (90) days after any of the following circumstances: (a) Company reduces Executive’s Base Salary and/or the amount of the maximum incentive bonus for which Executive is eligible by more than ten percent (10%), without Executive’s express written consent, unless such reduction is made as part of, and is generally consistent with, a general reduction of senior executive salaries and/or bonuses; (b) Company reduces the kind or level of executive benefits to which Executive is entitled without Executive’s express written consent, unless the reduction is made as part of, and is generally consistent with, a general reduction of senior executive benefits; (c) Executive’s position and/or duties are modified, without Executive’s express written consent, so that Executive’s duties are no longer consistent with the position of a senior executive or Executive no longer reports to the CEO; (d) Company fails to assign the terms of this Agreement to any successors contemplated in subsection 11.1 below. Notwithstanding the foregoing, Executive’s resignation as a result of any of the foregoing conditions shall be considered a Voluntary Resignation without Good Reason unless Executive gives written notice of the foregoing condition(s) to Company and allows Company at least ten (10) days thereafter to correct such condition(s).

7.4 Voluntary Resignation by Executive without Good Reason. Executive may voluntarily resign Executive’s position with Company at any time without Good Reason on thirty (30) days’ advance written notice to Company. In the event of Executive’s voluntary resignation without Good Reason, Executive will be entitled to receive only the Standard Entitlements for the thirty-day notice period and no other amount. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Package described in subsection 7.2 above.

7.5 Termination Upon A Change In Control.

(a) Severance Package. If Executive’s employment is terminated by Company within twelve (12) months after a Change in Control (as that term is defined in subsection 7.5(e) below), other than for Cause (as defined in subsection 7.1 above), Executive shall be entitled to receive the Severance Package described in subsection 7.2 above, provided Executive complies with the Severance Conditions described in subsection 7.6 below.

(b) 280G/Limitation of Payments and Benefits. If, due to the benefits provided under subsection 7.5(a) above, Executive is subject to any excise tax due to characterization of any amounts payable under subsection 7.5(a) as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”), the amounts payable under subsection 7.5(a) will be reduced (to the least extent possible) in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code.

(c) Change of Control. A Change of Control is defined as any one of the following occurrences:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of Company representing more than 50% of (A) the outstanding shares of common stock of Company or (B) the combined voting power of the Company’s then-outstanding securities; or

(ii) the sale or disposition of all or substantially all of Company’s assets (or any transaction having similar effect is consummated); or

(iii) Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) the dissolution or liquidation of Company.

7.6 Conditions to Receive Severance Package. The Severance Package pursuant to subsections 7.2, 7.3 and 7.5 as applicable, will be paid provided Executive meets all of the following conditions: (1) Executive complies with all surviving provisions of this Agreement as specified in subsection 11.9 below; and (b) Executive executes at the time of Executive’s termination of employment and within the same taxable year or, if later, before the expiration of any applicable statutory revocation period, a full general release, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company (“Severance Conditions”).

8. No Conflict of Interest. During Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during Executive’s employment with Company, as may be determined by Company in its sole discretion. If Company believes such a conflict exists during Executive’s employment with Company, Company may ask Executive to choose either to discontinue the other work or voluntarily resign employment with Company.

9. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company’s Employee Nondisclosure and Assignment Agreement, which is provided with this Agreement and incorporated herein by reference.

10. Agreement to Arbitrate. In the event of any dispute or claim relating to or arising out of the employment relationship between Company and Executive or the termination of that relationship (including, but not limited to, any claims of wrongful termination or age, sex, race, disability or other discrimination), Executive and Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted before a single neutral arbitrator in Fairfax County, Virginia pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org). This agreement to arbitrate is subject to the Federal Arbitration Act. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction. Any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this Agreement, Executive and Company are both waiving the right to a jury trial with respect to any such disputes. Company shall bear the costs of the arbitrator, forum and filing fees. Each party shall bear its own respective attorneys’ fees and all other costs, unless otherwise provided by law and awarded by the arbitrator. This arbitration agreement does not include claims that, by law, may not be subject to mandatory arbitration.

11. General Provisions.

11.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

11.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

11.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

11.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

11.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

11.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Delaware. Each party consents to the jurisdiction and venue of the state or federal courts in Fairfax County, Virginia, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

11.7 Section 409A. If Executive becomes eligible for payments under this Agreement on account of Executive’s “separation from service,” within the meaning of Section 409A of the Code and Executive is a “specified employee” within the meaning of Section 409A of the Code, as determined by Company, any portion of the payments that either do not qualify under the “short-term deferral rule” or exceed two times the lesser of (A) Executive’s “annualized compensation” for the calendar year preceding Executive’s separation from service (in each case, as those terms are defined under Section 409A of the Code), or (B) the maximum amount that may be taken into account under Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurs, and which are not otherwise exempt from Section 409A of the Code, shall be accrued, without interest, and its payment delayed until the first day of the seventh month following Executive’s separation from service, or if earlier, Executive’s death, at which point the accrued amount will be paid in a single, lump sum cash payment. Furthermore, Company shall not be required to make, and Executive shall not be required to receive, any severance or other payment or benefit under this Agreement at such time as the making of such payment or the provision of such benefit or the receipt thereof shall result in a tax to Executive arising under Section 409A of the Code. The preceding provisions, however, shall not be construed as a guarantee by Company of any particular tax effect to Executive under this Agreement. The parties agree that for purposes of Section 409A of the Code, the severance amounts payable under this Agreement shall be treated as a right to a series of separate payments. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A of the Code. Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A of the Code.

11.8 Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c ) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. In the case of the Executive, mailed notices shall be addressed to the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the CEO.

11.9 Survival. Sections 9 (“Confidentiality and Proprietary Rights”), 10 (“Agreement to Arbitrate”), 11 (“General Provisions”) and 12 (“Entire Agreement”) of this Agreement shall survive termination for any reason of Executive’s employment by Company.

12. Entire Agreement. This Agreement, including the Company’s Employee Nondisclosure and Assignment Agreement incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

William M. Lutz

Dated: May 27, 2008	/s/ William M. Lutz

FLO Corporation

Dated: May 27, 2008	By:	/s/ Glenn L. Argenbright
Glenn L. Argenbright
	Its:	Chief Executive Officer